Exhibit 10.79

TERMS AND CONDITIONS OF

THE [X] ISSUANCE OF STOCK ACQUISITION RIGHTS

1.	Number of Stock Acquisition Rights

[X]

The total number of shares that may be delivered upon exercise of Stock Acquisition Rights shall be [X] ordinary shares of PayPay Corporation (the “Company”), and if the number of shares allotted per Stock Acquisition Right is adjusted in accordance with 3-(1) below, the adjusted number of allotted shares shall be multiplied by the number of Stock Acquisition Rights.

2.	Payment of cash in exchange for Stock Acquisition Rights

No payment of consideration shall be required upon the issuance of these stock acquisition rights.

3.	Details of Stock Acquisition Rights

(1)	Class and number of shares to be issued or transferred upon exercise of Stock Acquisition Rights

The class of shares to be issued or transferred upon exercise of Stock Acquisition Rights shall be ordinary shares of the Company. The number of shares to be issued or transferred upon exercise of each Stock Acquisition Right (the “Number of Shares to be Allotted”) shall be one share.

However, in the event the Company conducts a stock split or a consolidation of shares with respect to its ordinary shares after the allotment date of Stock Acquisition Rights, the Number of Shares to be Allotted shall be adjusted using the following formula, and the total number of shares to be issued or transferred upon exercise of all Stock Acquisition Rights shall be adjusted accordingly. Such adjustment shall be made only to the Number of Shares to be Allotted for Stock Acquisition Rights that have not yet been exercised at the time of the adjustment. Any amount less than one share arising from the adjustment shall be rounded down.

Number of Shares to be Alloted after adjustment	=	Number of Shares to be Alloted before adjustment	x	Ratio of stock split or stock consolidation

Other than the above, in the event the Company conducts a merger, company split, share exchange, or share delivery after the allotment date of the Stock Acquisition Rights, or in the event the Number of Shares to be Allotted needs to be adjusted pursuant to such events, the Company may adjust the Number of Shares to be Allotted in a suitable manner within reasonable scope.

(2)	Amount or calculation method of assets to be contributed upon exercise of Stock Acquisition Rights

The amount of the assets to be contributed upon exercise of each Stock Acquisition Right shall be obtained by multiplying the price per share to be delivered upon exercise of each Stock Acquisition Right (the “Exercise Price”) by the Number of Shares to be Allotted.

The Exercise Price shall be 1 yen.

If the Company conducts a stock split or a reverse stock split after the allotment date of Stock Acquisition Rights, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one (1) yen resulting from the adjustment shall be rounded up to the nearest one (1) yen.

Exercise Price after adjustment	=	Exercise Price before adjustment	x	1 Ratio of split or consolidation

In addition, if, after the allotment date of Stock Acquisition Rights, the Company issues new shares or disposes of treasury stock at a price lower than The Exercise Price before adjustment with respect to the ordinary share of the Company (excluding cases where new shares are issued or treasury stock is disposed of upon the exercise of Stock Acquisition Rights, the exercise of acquisition rights for shares of a class other than ordinary shares or the triggering of acquisition provisions for such shares, or where new shares are issued or treasury stock is delivered due to a merger, company split, share exchange, share transfer, or share delivery), The Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one yen resulting from the adjustment shall be rounded up to the nearest one (1) yen.

				Number of shares newly issued	+	Number of shares already issued	x	Paid-in amount per share
Exercise Price after adjustment	=	Exercise Price before adjustment	x			Exercise Price before adjustment
Number of shares already issued + Number of shares newly issued

In the above formula, the “number of shares already issued” shall be the number obtained by deducting the number of shares of treasury stock of the Company’s ordinary shares from the total number of shares issued of the Company’s ordinary shares, and in the case of the disposal of treasury stock of the Company’s ordinary shares, the “number of shares already issued” shall be read as “number of treasury stock to be disposed of.”

Furthermore, other than the above, after the allotment date of Stock Acquisition Rights, in the event that the Company conducts a merger, company split, share exchange, share transfer or share delivery, or if Stock Acquisition Rights or shares of a class other than ordinary shares are issued that result in the issuance of ordinary shares of the Company at a price lower than the Exercise Price before adjustment, or if it is necessary to adjust the Exercise Price in accordance with other such cases, the Company may appropriately adjust the Exercise Price to a reasonable extent.

(3)	Period during which Stock Acquisition Rights are exercisable

The period during which Stock Acquisition Rights are exercisable (the “Exercise Period”) is from [DATE], until [DATE] (or the preceding bank business day if the last day is not a bank business day).

(4)	Matters concerning the share capital and legal capital surplus to be increased

i)

The amount of share capital to be increased due to the issuance of shares upon exercise of Stock Acquisition Rights shall be one half (1/2) of the maximum amount of increase in the share capital, etc. to be calculated according to Article 17, Paragraph 1 of the Corporate Accounting Regulations, with any amount less than one (1) yen arising from such calculation to be rounded up.

ii)

The amount of legal capital surplus to be increased due to the issuance of shares upon exercise of Stock Acquisition Rights shall be the amount obtained by deducting the amount of share capital to be increased set forth in (i) above, from the maximum possible amount of increase in the share capital, etc. set forth in (i) above.

(5)	Restriction on the acquisition of Stock Acquisition Rights through transfer

Any acquisition of Stock Acquisition Rights through transfer shall require the approval by resolution of the Board of Directors of the Company.

(6)	Conditions for the exercise of Stock Acquisition Rights

i)	The holder of these Stock Acquisition Rights may exercise the rights only if the Company’s shares are listed on a financial product market of a stock exchange or a foreign financial product market.

ii)

If the holder of these Stock Acquisition Rights resigns or retires from their position as a director of a subsidiary of the Company or as an executive officer under a business execution delegation agreement before exercising the rights, the holder will not be able to exercise the Stock Acquisition Rights, unless the resignation or retirement is due to the expiration of the term, mandatory retirement, death, retirement due to company reasons, voluntary retirement (excluding cases of changing jobs to a competing company, except when such transfer is recognized by the Company or occurs at the request of the Company), or other justifiable reasons. If there are justifiable reasons, the holder may exercise the Stock Acquisition Rights within 10 days from the day following the date the position as a director or executive officer of the Company or its subsidiary ends, and after this period, the rights cannot be exercised.

iii)

Notwithstanding the provisions of item (ii) above, in the event that the holder of the stock acquisition rights fails to meet the exercise conditions set forth in item (ii) due to death, the heir(s) of such holder may exercise the stock acquisition rights that the holder would have been entitled to exercise had they remained alive, only until the earlier of the date falling one year from the date of the holder’s death or the expiration date of the exercise period.

iv)

Notwithstanding the provisions of items (iii) above, in the event that the holder of the stock acquisition rights fails to satisfy the exercise conditions set forth in item (iii) due to death, and if the Company, after considering various circumstances, grants written approval for the exercise of the stock acquisition rights by the heir(s) of such holder, the heir(s) may, even after the deadline specified in item (iii), exercise the stock acquisition rights that the holder would have been entitled to exercise had they remained alive.

v)

Except as otherwise provided in items (iii) and (iv) above, succession of the stock acquisition rights by inheritance shall not be permitted. Furthermore, re-succession of the stock acquisition rights upon the death of the heir of the original holder shall also not be permitted.

vi)

Notwithstanding the items above, the holders of Stock Acquisition Rights may not exercise all of their remaining Stock Acquisition Rights if any of the following events occurs between the listing of the Company’s shares, etc. on a financial instruments exchange market or foreign financial instruments market and the expiration date of the Exercise Period of Stock Acquisition Rights.

In the event that the prices set forth in the following items are determined in a currency other than Japanese yen, they shall be converted into Japanese yen (with any amount less than one (1) yen arising from such calculation to be rounded down) using the middle rate of the telegraphic transfer market for customers published by Mizuho Bank, Ltd. at the end of business hours on the bank business day preceding such specific day (if such exchange rate is not published for some reason, the Company shall use the exchange rate reasonably determined by the Company on such preceding bank business day).

(a)	In the event of the issuance or disposal of shares of ordinary shares of the Company at a price that is lower than the Assumed Value (which shall be [X] yen; the same shall apply hereinafter).

However, the following cases are excluded.

- In the event of the amount to be paid for such shares is made at a price that is deemed to be different from the value of the shares of our ordinary shares at the time of such issuance or disposal (including cases where such shares are issued at a “Particularly favorable amount” as defined in Article 199, Paragraph 3 and Article 200, Paragraph 2 of the Companies Act and cases due to a shareholder allotment).

- The issuance or disposal of shares of ordinary shares of the Company upon the exercise of Stock Acquisition Rights, the exercise of acquisition rights for shares of a class other than ordinary shares or the triggering of acquisition provisions for such shares, or the issuance or delivery of shares of ordinary shares of the Company upon merger, company split, share exchange, or share delivery

(b)

In the event that new stock acquisition rights are issued with an exercise price that is lower than the assumed price (excluding in the case where such stock acquisition rights are issued with the exercise price set at a price different from the share value of the Company’s ordinary shares at the time of issuance of such stock acquisition rights)

(c)

In the event that the closing price of our ordinary shares in ordinary transactions on financial instruments exchange market or foreign financial instruments market, or a price equivalent to such closing price, falls below the Assumed Value during the period when Company shares, etc. are listed on any financial instruments exchange market or foreign financial instruments market.

vi)

The holder of these Stock Acquisition Rights shall immediately lose the right to exercise such rights in the event that any of the following conditions apply during their tenure as a director or executive officer of the Company or its subsidiaries:

(a)	If the holder becomes subject to the disqualification grounds specified in Article 331, Paragraph 1, Items 3 and 4 of the Companies Act.

(b)	If the holder engages in competitive transactions in violation of Article 356, Paragraph 1, Item 1 of the Companies Act without following the necessary procedures under the Companies Act.

(c)

If the holder engages in conflict-of-interest transactions in violation of Article 356, Paragraph 1, Items 2 or 3 of the Companies Act without following the necessary procedures under the Companies Act.

(d)	If the holder is sentenced to imprisonment or a more severe penalty.

(e)

If the holder engages in acts that damage the social trust of the Company, its subsidiaries, or affiliates, or any other acts recognized as disloyal towards the Company, its subsidiaries, or affiliates.

(f)	If the Board of Directors determines that, based on the purpose of granting the Stock Acquisition Rights, it is inappropriate to allow the exercise of such rights.

vii)

The exercise of the Stock Acquisition Rights shall not be permitted if, as a result of such exercise, the total number of issued shares of the Company exceeds the total number of shares that can be issued at that time.

viii)	The exercise of less than one Stock Acquisition Right shall not be permitted.

4.	Allotment date of Stock Acquisition Rights

[DATE]

5.	Matters concerning the acquisition of Stock Acquisition Rights

(1)

The Company may acquire Stock Acquisition Rights without compensation at the arrival of the day separately prescribed by the Board of Directors of the Company, in the event that an agenda for approval of one of the following is approved at the General Meeting of Shareholders of the Company (or, if approval of the General Meeting of Shareholders is not required, is resolved at the Board of Directors Meeting of the Company):

- a merger agreement, under which the Company shall become an absorbed company

- a company split agreement or plan, under which the Company shall be split

- a share exchange agreement, or share delivery or share transfer plan, under which the Company shall become a wholly owned subsidiary

However, this shall not apply if the Trust Company, which has a contractual relationship with the Company, is the holder of the Stock Acquisition Rights.

(2)	In the following cases, the Company may acquire Stock Acquisition Rights without compensation at the arrival of the day specified by the Board of Directors of the Company:

- a resolution is passed at a General Meeting of Shareholders of the Company to acquire all of the ordinary shares of the Company after amending the Articles of Incorporation of the Company to make the ordinary shares of the Company classified stocks subject to whole acquisition clause

- a resolution is passed at a Company’s Board of Directors Meeting to approve a request by special controlling shareholders of the Company to sell Company shares, etc. to another shareholder of the Company

- a resolution is passed at a General Meeting of Shareholders of the Company to approve the consolidation of ordinary shares due to the delisting of the Company

(3)

If the holder of Stock Acquisition Rights becomes unable to exercise the Stock Acquisition Rights pursuant to the provisions set forth in 3. (6). i) through vii) above before exercising the rights, the Company may acquire the Stock Acquisition Rights without compensation on a date determined by the Board of Directors of the Company. However, this shall not apply if the Trust Company, which has a contractual relationship with the Company, is the holder of the Stock Acquisition Rights.

6.	Treatment of Stock Acquisition Rights upon restructuring

In the event that the Company conducts a merger (limited to where the Company is absorbed as a result of the consolidation), an absorption-type company split, an incorporation-type company split, a share exchange, or a share transfer (collectively “Restructuring”), the stock acquisition rights of the companies or its parent company listed in (a) to (e) of Article 236, Paragraph 1, Item 8, of the Companies Act (the “Restructured Company”) shall be delivered, in each of the above cases, to the holders of remaining Stock Acquisition Rights at the effective time of Restructuring according to the conditions (1) – (10) described below. However, the foregoing shall be on the condition that delivery of stock acquisition rights of the Restructured Company in accordance with the following conditions is stipulated in an absorption-type merger agreement, a consolidation-type merger agreement, an absorption-type company split agreement, an incorporation-type company split plan, a share exchange agreement, or a share delivery plan.

(1)	Number of stock acquisition rights of the Restructured Company to be delivered

The same number of stock acquisition rights as the number of the remaining Stock Acquisition Rights held by a right holder shall be delivered to that right holder.

(2)	Class of shares of the Restructured Company to be issued or transferred upon exercise of stock acquisition rights

Ordinary shares of the Restructured Company.

(3)	Number of shares of the Restructured Company to be issued or transferred upon exercise of stock acquisition rights

Shall be determined in accordance with 3. (1) above, based on the consideration of conditions for Restructuring and other factors.

(4)	Amount of assets to be contributed upon exercise of Stock Acquisition Rights

The value of assets to be contributed upon the exercise of each Stock Acquisition Right to be issued shall be the post-restructuring exercise price obtained by adjusting the exercise price determined in 3. (2) above, multiplied by the number of shares of the Restructured Company to be issued upon exercise of such Stock Acquisition Rights as determined in accordance with 6. (3) above.

(5)	Period during which Stock Acquisition Rights are exercisable

Shall be from the commencement date of the Exercise Period stipulated in 3. (3) above, or the effective date of Restructuring, whichever is later, to the expiry date of the Exercise Period stipulated in 3. (3) above.

(6)	Matters concerning the share capital and legal capital surplus to be increased when shares are issued upon exercise of Stock Acquisition Rights

Shall be determined in accordance with 3. (4) above

(7)	Restriction on acquisition of Stock Acquisition Rights through transfer

Concerning restrictions on acquisition by transfer, approval by a resolution of the Board of Directors of the Restructured Company (or the General Meeting of Shareholders in the case of a company without a Board of Directors) shall be required.

(8)	Other conditions for the exercise of Stock Acquisition Rights

Shall be determined in accordance with 3. (6) above

(9)	Terms and conditions for acquisition of Stock Acquisition Rights

Shall be determined in accordance with 5 above

(10)	Other conditions shall be determined in accordance with the conditions of the Restructured Company.

7.	Matters concerning certificates for Stock Acquisition Rights

The Company shall not issue certificates for stock acquisition rights.

8.	Others

In the event that revisions to the Companies Act or other laws necessitate the replacement of terms and conditions in these Terms and Conditions or other actions, the Company will take the necessary measures.